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                                LICENSE AGREEMENT


                  LICENSE AGREEMENT, dated as of this _____ day of _____________, 1998, by and between Waterhouse Securities, Inc. (hereinafter referred to as "Licensor"), a corporation organized and existing under the laws of the State of New York, having an office at 100 Wall Street, New York, New York 10005, and National Investors Cash Management Fund, Inc. (hereinafter referred to as "User"), an open-end, diversified, management investment company organized and existing under the laws of the State of Maryland, having an office at 100 Wall Street, New York, New York 10005.

                  WHEREAS, User has adopted Articles of Incorporation dated August 19, 1996, as amended March 13, 1998 (collectively, the "Articles"), a copy of which are on file with the Secretary of State of Maryland and the Securities and Exchange Commission (the "Commission");

                  WHEREAS, User initially consists of three portfolios, namely the Kennedy Cabot Money Market Portfolio, the Kennedy Cabot U.S. Government Portfolio and the Kennedy Cabot Municipal Portfolio (each a "Portfolio" and, collectively, the "Portfolios"), and the Directors of the User are authorized from time to time to create additional portfolios which shall be deemed "Portfolios" under this Agreement unless User receives from Licensor written notice to the contrary within fifteen (15) days of the creation of such additional portfolios;

                  WHEREAS, Licensor is the owner, in the United States and elsewhere, of certain trademarks as set out on Schedule A hereto (hereinafter, the "Marks");

                  WHEREAS, User wishes to use the Marks, pursuant to the terms and conditions hereinafter set forth, in connection with the issuance, marketing and promotion of the Portfolios;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

                  1.       Grant of License
                  Except as hereinafter provided, Licensor hereby grants to User a non-exclusive, non-transferrable, royalty-free license, subject to the terms and conditions set forth herein, to use the Marks during the term of this License Agreement solely in connection with the issuance, marketing and promotion of the Portfolios and in accordance with the criteria and standards established by the Licensor and User accepts the license subject to such terms and conditions.


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                  2.       Licensor's Concurrent Right to Use the Marks
                  Notwithstanding any of the provisions of Sections 1 of this License Agreement, Licensor shall retain the right to use the Marks in connection with its own business activities in the United States and throughout the world. In addition, Licensor reserves the right to grant to any other person or entity the rights to use the the Marks, and no consent or permission of the User shall be necessary, but, if required by an applicable law of any state, User agrees that it will forthwith grant all requisite consents.

                  3.       Term
                  a. This License Agreement may be executed in counterparts by the parties hereto and shall become effective and binding upon the parties at such time as each of the parties has signed and delivered to the other party one or more counterparts of this License Agreement (the "Effective Date").

                  b. This License Agreement shall continue in force and effect unless and until terminated in accordance with the provisions in Sections 9 and 10 of this License Agreement.

                  4.       Ownership of Marks
                  User acknowledges the ownership of the Marks in Licensor, agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by User shall inure to the benefit of Licensor. User agrees that nothing in this License Agreement shall give User any right, title or interest in the the Marks other than the right to use such designations in accordance with this License Agreement.

                  5.       Quality Standards
                  User agrees that the nature and quality of all goods sold and services rendered by User in connection with the Marks shall conform to reasonable standards set by, and be under the control of, the Licensor. Licensor may make reasonable amendments to these standards from time to time and shall give the User ninety (90) days advance notice in writing of such amendments.

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                  6.       Quality Maintenance
                  a. User agrees to cooperate with the Licensor in facilitating Licensor's control of such nature and quality, to permit reasonable inspection of User's operations and activities, and to supply the Licensor with specimens of all uses of the the Marks. Prior to disseminating any sales literature, promotional material or other printed matter using the Marks, User shall submit all such materials to Licensor in draft form for approval, allowing sufficient time for review by Licensor and its counsel prior to any deadline for printing. If Licensor does not notify the User in writing of any objections to the materials within ten (10) business days after they are received by Licensor, the materials shall be deemed approved. The User shall not distribute any materials to which the Licensor has objected in accordance with this Section unless and until Licensor delivers to User a written approval of the materials.
                  b. User shall comply with all applicable laws and regulations and obtain appropriate government approvals pertaining to the sale, distribution and advertising of services covered by this License Agreement.

                  7.       Form of Use
                  User agrees to use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by the Licensor, and not to use any other trademark or service mark in combination with the Marks without prior written approval of the Licensor.

                  8.       Infringement Proceedings
                  a. User agrees to notify the Licensor of any unauthorized use of the Marks by others promptly as it comes to User's attention.
                  b. The Licensor shall have the right, in its sole discretion, to bring infringement or unfair competition proceedings involving the Marks at Licensor's expense and to take all reasonable steps to prevent the unauthorized use of the Marks (hereinafter called "Enforcement Proceedings"). Licensor shall be entitled to any money damages or settlement payments ("Damages") recovered as the result of a judgment or settlement of Enforcement Proceedings initiated by the Licensor. User shall cooperate fully in the prosecution of any Enforcement Proceedings initiated by Licensor.

                  9.       Termination
                  a. Except as otherwise provided herein, Licensor shall give User written notice of any material breach of this License Agreement, whereupon User shall have sixty (60) days from the date such notice is received to cure such breach (the "Cure Period"). If a complete cure is not effected within the Cure Period, or if at any time User indicates that it is unwilling or unable to cure the breach, the License Agreement shall then terminate automatically without the necessity of any further notice to User.

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                  b. This License Agreement shall terminate immediately and
automatically, without the necessity of any notice to the User, in the event that User undertakes to license or assign the Marks to any person or entity without the prior written consent of the Licensor. The cure provisions of
Section 9(a) shall not apply to any termination under this Section 9(b).
                  c. To the extent permitted by law, Licensor shall have the right to terminate this License Agreement immediately upon written notice to User in the event of any affirmative act of insolvency by User, or upon the appointment of any receiver or trustee to take possession of the properties of User or upon the winding-up, sale, consolidation, merger or any sequestration by governmental authority of User. The cure provisions of Section 9(a) shall not apply to any termination under this Section 9(c).
                  d. This License Agreement shall terminate ninety (90) days after written notice terminating this License Agreement is received by the User. The cure provisions of Section 9(a) shall not apply to any termination under this Section 9(d).

                  10.      Effect of Expiration or Termination
                  a. Upon expiration or termination of this License Agreement for any reason, User agrees: (i) to discontinue immediately the preparation and manufacture of any sales literature, promotional material or other materials using the Marks or any marks confusingly similar thereto; and (ii) to discontinue immediately the use of any signage displaying the Marks or any other use of such designations.
                  b. Within 90 days after the expiration or termination of this License Agreement for any reason, User agrees (i) to cease to use in any manner, including but not limited to use in any sales literature, promotional material or other materials, any of the Marks or any marks confusingly similar thereto; and (ii) to deliver to Licensor all materials using the Marks.

                  11.      Legal Relationship of the Parties and Indemnification
                  a. The parties shall act solely as independent entities under this License Agreement and nothing contained herein shall create or be construed as creating a partnership, joint venture, agency, or any other relationship between the parties other than one of licensor and licensee of the Marks.
                  b. Licensor assumes no liability to User or to third parties with respect to the performance of the services rendered by User in connection with the Marks. User agrees to protect, exonerate, defend, indemnify and hold Licensor harmless from any and all losses, costs, damages, claims, liabilities or expenses, joint or several, incurred by Licensor, including reasonable attorneys' fees, based upon or arising out of User's services or out of User's use or misuse of the Marks.

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                  12.      Notices
                  All notices or other communications hereunder to either party shall be in writing and shall be addressed to the respective parties at the addresses as set forth above. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of delivery.

                  13.      Interpretation of License Agreement and Assignment
                  a. This License Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws provisions.
                  b. Any purported assignment of rights or delegation of duties by the User under this License Agreement, in whole or in part, without the prior written approval by the Licensor shall be null and void and totally without effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written.

WATERHOUSE SECURITIES, INC.                 NATIONAL INVESTORS CASH
                                                       MANAGEMENT FUND, INC.

By:                                           By:

Title:                                        Title:

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                                   SCHEDULE A

                                    THE MARKS

1.       The designation "Kennedy Cabot & Co."




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